Exhibit 10.15

CRA INTERNATIONAL, INC.

2006 EQUITY INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

Name of Grantee:

Number of Performance Restricted Stock Units:

Grant Date:

CRA INTERNATIONAL, INC. (the “Company”) has selected you (“Grantee”) to receive an award of Performance Restricted Stock Units identified above, subject to the attached Statement of Terms and Conditions, which is incorporated herein by reference and made a part of this Agreement, and to the provisions of the Company’s 2006 Equity Incentive Plan (the “Plan”).  By signing below you both accept this Award and acknowledge that you have read, understand, agree to and accept this Performance Restricted Stock Unit Award Agreement (the “Agreement”).

Conditions:

1.               Company must be granted a right of first refusal in connection with the subsequent transfer of any or all of the shares.

2.               Shares are subject to the Company’s stock ownership guidelines and holding requirements.

Signed as a Massachusetts agreement under seal as of the Grant Date:

CRA INTERNATIONAL, INC.

By: Paul A. Maleh, President and CEO	{Insert Holder name}

STATEMENT OF TERMS AND CONDITIONS

Performance Restricted Stock Unit Award

Each Performance Restricted Stock Unit represents the right to receive one share of common stock of the Company (“Common Stock”) in accordance with, and subject to, the terms of this Agreement.  Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Award.  For purposes of this Agreement, Company shall also mean all of the Company’s subsidiaries.  The Company agrees to grant you the Award, subject to the terms and conditions of the Plan and this Agreement as follows:

1.                                       Acceptance of Award.  The Grantee shall have no rights with respect to this Award unless he/she shall have accepted this Award by signing and delivering to the Company a copy of this Agreement within thirty (30) days of the Grant Date indicated on the first page of this Agreement.

2.                                       Vesting of Performance Restricted Stock Units.

Subject to the Grantee’s continued employment through the last day of the Performance Period, as hereinafter defined (the “Vesting Date”), to the extent that the Plan Administrator determines that the performance goals set forth on Exhibit A attached hereto and made a part hereof (the “Performance Goals”) have been achieved during the period from                through                (the “Performance Period”), a designated percentage, as set forth on such Exhibit A, of the Performance Restricted Stock Units awarded to the Grantee under this Agreement shall become non-forfeitable (“Vested”) on the Vesting Date.

3.                                       Pro-Rata Vesting; Forfeiture.

(a) If the Grantee’s service with the Company terminates prior to the Vesting Date due to death or as a result of a disability for which the Grantee qualifies for benefits under a long-term disability plan sponsored by Company, a pro rata portion of the Grantee’s Performance Restricted Stock Units shall become Vested determined as if 100% (target) of the Performance Goals had been achieved.

(b) If the Grantee’s service with the Company terminates prior to the Vesting Date for any reason other than as described in Subsection (a) of this Section, the Grantee’s Performance Restricted Stock Units shall be forfeited and shall automatically be returned to the Company.

(c) For purposes of this Section, the pro rata portion shall be determined by calculating the number of Performance Restricted Stock Units that would have vested in accordance with Subsection (a) of this Section without regard to any proration, and multiplying that number by a fraction, the numerator of which is the number of full and partial months of employment the Grantee completed after the date of grant of this Award, and the denominator of which is the number of months in the Performance Period.

4.                                       Duties; Disputes.

(a)                                  In performing its duties under this Agreement, the Company shall be entitled to rely upon any statement, notice, or other writing that it shall in good faith believe to be genuine and to be signed or presented by a proper party or parties or on other evidence or information deemed by it to be reliable.  In no event shall the Company be liable for any action taken or omitted in good faith.  The Company may consult with its counsel or counsel of any of the other parties hereto and, without limiting the generality of the preceding sentence, shall not be held liable for any action taken or omitted in good faith on advice of such counsel.

(b)                                 It is further agreed that if any controversy arises, between the parties hereto or with any third person, with respect to the Performance Restricted Stock Units or any part of the subject matter of this Agreement, its terms or conditions, the Company shall not be required to take any actions in the premises, but may await the settlement of any such controversy by final appropriate legal proceedings or otherwise as it may require, notwithstanding anything in this Agreement to the contrary, and in such event the Company shall not be liable for interest or damages.

(c)                                  In the event that a dispute should arise with respect to the delivery, right to possession, and/or ownership of the certificates held by the Company representing the Performance Restricted Stock Units, the Company is authorized to retain such certificates and evidences in its possession, or any portion thereof, without liability to anyone, until such dispute shall have been settled either by mutual written agreement of the parties concerned or by final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Company shall be under no duty whatsoever hereunder to institute or defend any such proceedings.

(d)                                 The provisions of this Section 4 shall survive the expiration or earlier termination of this Agreement.

5.                                       Restriction on Transfer.

(a)                                  The Grantee shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose of, voluntarily or involuntarily, by operation of law or otherwise (collectively, “transfer”), any of the Performance Restricted Stock Units or any interest therein, except by beneficiary designation in accordance with the Plan, or by will or the laws of descent and distribution upon death.

(b)                                 The Grantee shall not have any stockholder rights, including voting or dividend rights, with respect to the Award until the Grantee becomes a record holder of those shares of Common Stock following their actual issuance pursuant to Section 6 of this Agreement.

6.                                       Receipt of Shares of Common Stock; Escrow; Transferability.

(a)                                  Performance Restricted Stock Units that become Vested will be issuable in the form of shares of Common Stock (“PRSU Shares”) as soon as practicable after they become Vested, but in no event later than two and one-half months after the end of the year in which they become Vested, subject to the collection of the minimum withholding taxes in accordance with the mandatory share withholding provision of Section 15 of this Agreement.  Notwithstanding the foregoing, subject to Section 409A of the Code, to the extent that the Company reasonably anticipates its deduction with respect to the delivery of PRSU Shares would not be permitted due to the application of Section 162(m) of the Code, such delivery may be delayed in accordance with the regulations promulgated under Section 409A of the Code.

(b)                                 The Company may elect to pay Performance Restricted Stock Units that become Vested in the form of cash, PRSU Shares, or any combination thereof in its discretion.  Notwithstanding the foregoing, the maximum number of PRSU Shares that may be issued to the Grantee pursuant to this Agreement shall not exceed 100% of the Performance Restricted Stock Units awarded hereunder, and any additional amount payable to the Grantee pursuant to this Agreement shall be paid in cash; provided, however, that the restrictions set forth in this sentence shall not apply if subsequent to the date of grant but prior to August 30, 2013 the shareholders of the Company shall approve an amendment of the Plan to increase the number of shares of Common Stock issuable thereunder.

(c)                                  The Grantee shall deposit with the Company, the certificate or certificates representing all of the PRSU Shares and shall promptly upon acquisition of any additional shares of stock, property or securities described in Sections 8 and 10 hereof, deposit with the Company the certificate or certificates for such additional shares.  Any such additional shares shall for all purposes be deemed PRSU Shares under this Agreement.  To all certificates deposited by the Grantee with the Company, there shall be attached a stock power or stock powers, duly executed by the Grantee in blank, constituting and appointing the Company his attorney to transfer such stock on the books of the Company.  The Company shall hold such certificates and stock powers for the purposes of this Agreement.  Notwithstanding anything to the contrary herein, the Company may elect to have the PRSU Shares, including, without limitation, any additional shares of stock, property or securities described in Sections 8 and 10 hereof, issued in book-entry in the Company’s stock record books.  The Grantee shall continue to be the owner of the PRSU Shares, despite such deposit and stock powers or book-entry issuance, and shall be entitled to exercise all rights of ownership in such PRSU Shares, subject, however, to the provisions of this Agreement.

(d)                                 In accordance with the Company’s Stock Ownership Guidelines, the Grantee is required to hold (i) 100% of any PRSU Shares issued to him or her pursuant to this Agreement, net of withholding taxes, until the Grantee’s share ownership guideline is met and (ii) thereafter and so long as the Grantee continues to meet his or her share ownership guideline, 40% of any such PRSU Shares until the Grantee’s employment with the Company ends.  Subject to the foregoing, the Grantee will be free to sell PRSU Shares, subject, however, to the Purchase Right (as defined in Section 7) and applicable requirements of federal and state securities law and the Company’s insider trading policy.

7.                                       Right of First Refusal.

(a)                                  In addition to the other restrictions on transfer set forth in Sections 3, 5 and 6, the Company shall have a right of first refusal with respect to any PRSU Shares the Grantee wishes to sell.  The Grantee shall provide the Company with notice, sent by electronic mail to the following email addresses (or such other email addresses as the Company informs the Grantee): holdernotice@crai.com (the “Grantee Notice”), of the Grantee’s bona fide intent to transfer some or all of the PRSU Shares (the “Offered Securities”), and the Company shall have the right, as further described in this Section 7 (the “Purchase Right”), to purchase all of the Offered Securities from the Grantee at a purchase price per share (the “Purchase Price”) equal to the closing price of the Company’s Common Stock on the Receipt Date.  The “Receipt Date” shall be (i) the trading day that the Company receives the Grantee Notice, if the time that the Company receives such Grantee Notice is on or before 5:00 pm, or (ii) the first trading day following the date of such receipt, if the time of such receipt is after 5:00 pm.  Such Grantee Notice may only be provided on a date when the transfer of the Offered Securities are not otherwise subject to any other applicable restrictions on such transfer, including Company “blackout periods.”

(b)                                 For the purpose of this Section 7, (i) the time and date of receipt by the Company of any notice by electronic mail shall be conclusively determined by references to the logs of the Company’s incoming mail server, (ii) the time and date of sending by the Company of any notice by electronic mail shall be conclusively determined by references to the logs of the Company’s outgoing mail server, (iii) all times shall be measured in Eastern Daylight Time or Eastern Standard Time, as applicable in The Commonwealth of Massachusetts on the measurement date, and (iv) a Grantee’s e-mail address shall be the e-mail address identified in the applicable Grantee Notice (which shall be deemed to be the “Reply-To:” address of such Grantee Notice unless such Grantee specifies differently in such Grantee Notice).

(c)                                  The Company shall be deemed to have exercised (a “Deemed Exercise”) the Purchase Right with respect to all of the Offered Securities described in a Grantee Notice, unless the Company sends notice, before 9:30 am on the first trading day following the Receipt Date of such Grantee Notice (such time on such day, the “Exercise Time Limit”) and by electronic mail to the applicable Grantee’s e-mail address, of the Company’s intent not to exercise the Purchase Right with respect to the Offered Securities.  The foregoing notwithstanding, if, at any time prior to receiving such Grantee Notice, the Company has provided such Grantee with notice (a “Suspension Notice”), which notice has not been subsequently revoked by the Company, that Deemed Exercises have been suspended for a period of time that includes such Receipt Date, the Company may not exercise (and may not be held by such Grantee to have exercised) the Purchase Right with respect to such Grantee Notice by Deemed Exercise.  If such a Suspension Notice is in effect, the Company may exercise the Purchase Right with respect to all such Offered Securities by (and only by) sending notice, before the Exercise Time Limit and by electronic mail to such Grantee’s e-mail address, of the Company’s intent to exercise the Purchase Right with respect to the Offered Securities.

(d)                                 The sale of the Offered Securities to be sold to the Company pursuant to this Section 7 shall be made at the principal executive office of the Company on or before the tenth (10th) day following the date of the Exercise Time Limit (or if such tenth (10th) day is not a business day, then on the next succeeding business day).  Such sale shall be effected by (1) release from escrow and delivery to the Company of (i) a certificate or certificates evidencing the Offered Securities to be purchased by it, and (ii) stock assignments therefor endorsed by the Grantee for transfer to the Company and (2) payment by the Company to the Grantee of the aggregate Purchase Price for the Offered Securities to be purchased by the Company.  The

Company shall have satisfied its payment obligation hereunder by delivering to the Grantee the aggregate Purchase Price in person or by registered mail, return receipt requested, to the Grantee’s address appearing in the Company’s records.

(e)                                  After the time at which any of the Offered Securities that are PRSU Shares are required to be delivered to the Company for purchase by the Company pursuant to subsection (d) above, the Company shall not pay any further dividends to the Grantee on account of such Offered Securities nor permit the Grantee to exercise any of the privileges or rights of a stockholder with respect to such Offered Securities, but shall, in so far as permitted by law, treat the Company as the owner of such Offered Securities and transfer to its own name such Offered Securities, without further action by the Grantee.

(f)                                    For a period of ninety (90) days following the Receipt Date of the Exercise Time Limit, the Grantee may transfer, free of the Purchase Right, but subject to any other applicable restrictions on such transfer, including Company “blackout periods,” any Offered Securities neither purchased nor subject to purchase by the Company pursuant to subsection (d) above; provided, however, that if such transfer is not consummated in such ninety (90) day period, any proposed transfer of any PRSU Shares by the Grantee shall again become subject to the Purchase Right on the terms and conditions set forth in this Section 7.

(g)                                 Any PRSU Shares that have vested pursuant to Section 2 or Section 3 may, without compliance with the other provisions of this Section 7, be transferred by the Grantee to a member of the Grantee’s immediate family, a family partnership, or a family trust or, on the Grantee’s death, to the Grantee’s estate or those entitled to a distribution under the laws of descent and distribution; provided, however, that PRSU Shares that are so transferred shall remain subject to the Purchase Right and, as a condition to any transfer, the Grantee or the Grantee’s legal representative shall obtain a written agreement from the proposed transferee or transferees by which such transferee agrees or transferees agree to be bound by this Section 7.

8.                                       Stock Dividends and Certain Other Issuances and Payments.  If the Company shall pay a stock dividend (other than in the form of cash or shares of Common Stock) on, or have a merger, consolidation, capital reorganization or recapitalization in which, while existing Common Stock remains outstanding, new stock is issued with respect to any of the Common Stock, the shares of stock of the Company issued in payment of such dividend on, or issued in connection with such merger, consolidation, capital reorganization or recapitalization shall be added to, and deemed part of, the Performance Restricted Stock Units for all purposes of this Agreement.  If the Company shall make a distribution of property (other than cash or shares of Common Stock) on any of the Common Stock, or shall distribute to its stockholders shares of stock of another corporation, such property or shares of stock of such other corporation distributed with respect to the Performance Restricted Stock Units shall be added to and deemed part of the Performance Restricted Stock Units for all purposes of this Agreement.  References to additional shares of stock and certificates for such shares as described in Sections 8 and 10 and stock powers therefor shall be deemed to include, without limitation, reference to such property and instruments evidencing substituted securities described in Section 10 and to appropriate instruments of transfer therefor, respectively.  In the event of any such dividend, merger, consolidation, capital reorganization or recapitalization while existing Common Stock remains outstanding, new stock is issued, or in the event of any such distribution of property or shares of another corporation, unvested Performance Restricted Stock Units shall remain subject to forfeiture as set forth above, but the provisions hereof shall be appropriately adjusted by the Company so that they will continue to apply with similar effect to such new Performance Restricted Stock Units.

9.                                       Dividend Equivalents.

(a)                                  If on any date the Company shall pay any cash dividend on shares of Common Stock of the Company, the number of Performance Restricted Stock Units credited to the Grantee shall, as of such date, be increased by an amount determined by the following formula:

W = (X multiplied by Y) divided by Z, where:

W = the number of additional Performance Restricted Stock Units to be credited to the Grantee on such dividend payment date;

X = the aggregate number of Performance Restricted Stock Units credited to the Grantee as of the record date of the dividend;

Y = the cash dividend per share amount; and

Z = the Fair Market Value per share of Common Stock (as determined under the Plan) on the dividend payment date.

(b)                                 In the case of a dividend paid on Common Stock in the form of Common Stock, including without limitation a distribution of Common Stock by reason of a stock dividend, stock split or otherwise, the number of Performance Restricted Stock Units credited to the Grantee shall be increased by a number equal to the product of (i) the aggregate number of Performance Restricted Stock Units that have been awarded to the Grantee through the related dividend record date, and (ii) the number of shares of Common Stock (including any fraction thereof) payable as dividend on one share of Common Stock.  Any additional Performance Restricted Stock Units shall be subject to the vesting and restrictions of this Agreement in the same manner and for so long as the Performance Restricted Stock Units granted pursuant to this Agreement to which they relate remain subject to such vesting and restrictions, and shall be promptly forfeited to the Company if and when such Performance Restricted Stock Units are so forfeited.

10.                                 Stock Splits, Recapitalizations and Other Events.  If the outstanding shares of the Common Stock shall be subdivided into a greater number of shares or combined into a smaller number of shares, or in the event of a reclassification of the outstanding shares of Common Stock, or if the Company shall be a party to any merger, consolidation, recapitalization or capital reorganization in which securities are issued in exchange for the Performance Restricted Stock Units, there shall be substituted for the Performance Restricted Stock Units hereunder such amount and kind of securities as are issued in such subdivision, combination, reclassification, merger, consolidation, recapitalization or capital reorganization with respect to the Performance Restricted Stock Units outstanding immediately prior thereto, and thereafter such securities shall for all purposes be deemed the Performance Restricted Stock Units hereunder.  In any such event, the unvested Performance Restricted Stock Units shall remain subject to forfeiture as set forth above, but the provisions hereof shall be appropriately adjusted by the Company so that they will continue to apply with similar effect to such new Performance Restricted Stock Units.

11.                                 No Transfer in Violation of Agreement.  The Company shall not be required to transfer any of the Performance Restricted Stock Units of PRSU Shares on its books that shall purportedly have been sold, assigned or otherwise transferred in violation of this Agreement, or to treat as owner of such units or shares, or to accord the right to vote as such owner or to pay dividends to, any person or entity to which any such shares shall purportedly have been sold, assigned or otherwise transferred in violation of this Agreement.  Additionally, if any transfer of Performance Restricted Stock Units or PRSU Shares is made or attempted in violation of this Agreement, the Company shall have the right, (i) in the case of Performance Restricted Stock Units, to effect the forfeiture and cancellation of such units and (ii) in the case of PSRU Shares, to purchase such shares from the owner thereof or his transferee at any time before or after the transfer, as provided in Section 7 hereof.  It is expressly understood and agreed that the restrictions on transfer imposed by this Agreement shall apply not only to voluntary transfers but also to involuntary transfers, by operation of law or otherwise.  The Grantee shall pay all legal fees and expenses of the Company arising out of or relating to any purported sale, assignment or transfer of any Performance Restricted Stock Units or PRSU Shares in violation of this Agreement.

12.                                 Legends.  The certificates representing any PRSU Shares to be issued to the Grantee shall have endorsed thereon, in addition to any other legends thereon, legends substantially in the following form:

The securities represented by this certificate are subject to the Corporation’s right of first refusal, as set forth in a restricted stock unit agreement between the Corporation and the registered holder hereof, a copy of which will be provided to the holder hereof by the Corporation upon written request and without charge.

13.                                 Severability.  If any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby.  Any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

14.                                 Equitable Relief.  The Grantee acknowledges that money damages alone will not adequately compensate the Company for breach of any of the Grantee’s covenants and agreements herein and, therefore, agrees that in the event of the breach or threatened breach of any such covenant or agreement, in addition to all other remedies available to the Company, at law, in equity or otherwise, the Company shall be entitled to injunctive relief compelling specific performance of, or other compliance with, the terms hereof.

15.                                 Tax Matters.

(a)                                  The Grantee will be liable for any and all taxes, including, without limitation, withholding taxes, arising out of the grant or vesting of the Performance Restricted

Stock Units or the issuance of any PRSU Shares hereunder.  The Company intends to meet its minimum tax withholding obligation by withholding from the PRSU Shares to be issued to the Grantee, and the Grantee acknowledges and agrees that such withholding may occur.

(b)                                 The Grantee will provide the Company with all information that the Company shall request in connection with the Grantee’s receipt of the Performance Restricted Stock Units, and any subsequent disposition(s) thereof in order for the Company to satisfy tax, accounting and securities laws reporting and other regulatory requirements.  Information with respect to disposition(s) of Performance Restricted Stock Units should be delivered to the Company before the end of the month within which they occurred.  Information should be provided to the attention of the Company’s General Counsel or, in his absence, to its Chief Financial Officer.

(c)                                  Any other provision of this Agreement to the contrary notwithstanding, the Grantee shall defend, indemnify and hold the Company harmless from and against any and all damages, costs, expenses, fines, penalties, reasonable attorney’s fees and claims of every kind or nature arising from the Grantee’s failure to provide any information required hereunder or to pay any tax amounts promptly and when due.

16.                                 No Obligation to Continue Employment.  The Company is not obligated by or as a result of the Plan or this Award to continue the Grantee in employment or in any other consulting arrangement with the Company and neither the Plan nor this Award shall interfere in any way with the right of the Company to terminate the employment or consulting relationship of the Grantee at any time.

17.                                 Notices.  Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery, (b) on the first business day after being sent by express mail or a nationally recognized overnight courier service, (c) upon transmission by facsimile with receipt confirmed, or (d) on the third business day after being sent by registered or certified mail, return receipt requested, postage prepaid.  To be effective, any such notice shall be addressed, if to the Company, at its principal office, and if to the Grantee at the last address of record on the books of the Company or at such other address as such party may designate by ten (10) days prior written notice to the other party hereto.

18.                                 Benefit of the Agreement.  The rights and obligations of the Grantee hereunder are personal to the Grantee, and except as otherwise expressly provided herein, such rights and obligations may not be assigned or delegated by the Grantee without the prior written consent of the Company.  Any assignment or delegation of such rights and obligations of the Grantee absent such consent shall be void and of no force or effect.  This Agreement shall inure to the benefit of, and be binding upon, the legal representatives, successors and assigns of the Company and the heirs, legal representatives, successors and permitted assigns of the Grantee.  The rights and remedies of the Company hereunder shall be cumulative and in addition to all other rights and remedies the Company may have, at law, in equity, by contract or otherwise.  No modification, renewal, extension, waiver or termination of this Agreement or any of the provisions herein contained shall be binding upon the Company unless made in writing and signed by a duly authorized officer of the Company.

19.                                 Choice of Law and Forum.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts without regard to its principles of conflicts of laws.  All litigation arising from or relating to this Agreement shall be filed and prosecuted before any court of competent subject matter jurisdiction located in Boston, Massachusetts.  The Grantee consents to the jurisdiction of such courts over him or her, stipulates to the convenience, efficiency and fairness of proceeding in such courts, and covenants not to allege or assert the inconvenience, inefficiency or unfairness of proceeding in such courts.

20.                                 Construction.  The genders and numbers used in this Agreement are used as reference terms only and shall apply with the same effect whether the parties are of the masculine, neuter or feminine gender, corporate or other form, and the singular shall likewise include the plural.

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